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                                                                    Exhibit 99.3


                            EXCHANGE AGENT AGREEMENT



                                                                August ___, 1998

Chase Manhattan Bank and Trust Company,
National Association
101 California Street, Suite 2725
San Francisco, California  94111-5830


Ladies and Gentlemen:

                  Global Health Sciences, Inc., a California corporation (the "Issuer"), proposes to make an offer (the "Exchange Offer") to exchange its outstanding 11% Senior Notes Due 2008 (the "Old Notes"), of which an aggregate of $225,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 11% Senior Notes Due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Old Notes and New Notes are collectively referred to herein as the "Notes." The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated July __, 1998 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes and beneficial interests therein. Terms used and not defined herein have the meanings set forth in the Prospectus or the Letter of Transmittal (except that the term "Old Notes" shall include beneficial interests therein, held by or through participants in The Depository Trust Company (the "Book-Entry Transfer Facility") ("Book-Entry Interests") and Old Notes held in definitive registered form ("Definitive Registered Notes")).

                  The Issuer hereby appoints Chase Manhattan Bank and Trust Company, National Association to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Chase Manhattan Bank and Trust Company, National Association.

                  The Exchange Offer is expected to be commenced by the Issuer on or about July ___, 1998. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer, and



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contains certain instructions with respect to the delivery of Book-Entry
Interests and Definitive Registered Notes.

                  The Exchange Offer shall expire at 5:00 p.m., San Francisco time, __________ , 1998 or on such later date or time to which the Issuer may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

                  The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the section "Exchange Offer-Conditions." The Issuer will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

                  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," as specifically set forth in the Letter of Transmittal, and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. You will establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of the Prospectus or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such preexisting account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in


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accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Letters of Transmittal, each of the certificates for Old Notes in the case of Definitive Registered Notes, or, in the case of Book-Entry Interests, confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility via the Book-Entry Transfer Facility's Automated Tender Offer Program and any accompanying Agent's Message and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                  4. With the approval of the Chief Executive Officer, Chief Financial Officer or any Senior Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

                  5. Tenders of Old Notes may be made only as set forth in the section of the Prospectus captioned "Exchange Offer-Procedures for Tendering" or in the Letter of Transmittal, and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this Paragraph 5, Old Notes which the Chief Executive Officer, Chief Financial Officer or any Senior Vice President of the Company or any other party designated by such an officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, to be confirmed in writing).


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                  6. You shall advise the Company with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

                  7. You shall accept tenders:

                           (a) in cases where the Old Notes are registered in
two or more names only if signed by all named holders;

                           (b) in cases where the signing person (as indicated
on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and

                           (c) from persons other than the registered holder of
Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after the expiration or termination of the Exchange Offer.

                  8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered; and you, on behalf of the Issuer, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Issuer by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Issuer, provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of properly endorsed Definitive Registered Notes or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, or a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees


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(or in lieu thereof an Agent's Message, where applicable) and any other required document. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

                  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                  10. The Issuer shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuer not to exchange any Old Notes tendered shall be given (such notice, if given orally, shall be confirmed in writing) by the Issuer to you.

                  11. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "Exchange Offer-Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect the appropriate book-entry transfer of the unaccepted Old Notes, and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class certified mail, return receipt requested.

                  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

                  14.      As Exchange Agent hereunder you:

                           (a) will be regarded as making no representations and
having no responsibilities as to the validity, sufficiency, value or genuineness of Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representations as to the validity, value or genuineness of the Exchange Offer;


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provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                           (b) shall not be obligated to take any legal action
hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                           (c) shall not be liable to the Issuer for any action
taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                           (d) may reasonably act upon any tender, statement,
request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                           (e) may rely on and shall be protected in acting upon
written or oral instructions confirmed in writing from any officer of the Issuer with respect to the Exchange Offer;

                           (f) shall not advise any person tendering Old Notes
pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes;

                           (g) shall not be liable hereunder for special,
indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action; and


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                           (h) may consult with your counsel and the written
opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

                  15. You shall take such action as may from time to time be requested by the Issuer or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Issuer to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuer will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to:

                           Global Health Sciences, Inc.
                           987 N. Enterprise Street
                           Orange, California 92867
                           Attn:  Donald J. Lewis

                  16. You shall advise by facsimile transmission or telephone, and promptly thereafter, confirm in writing to:

                           Global Health Sciences, Inc.
                           987 N. Enterprise Street
                           Orange, California 92867
                           Attn:  Donald J. Lewis
                           Telephone:  (714) 633-2320
                           Facsimile:  (714) 771-7487

and such other person or persons as the Company may request, daily, and more frequently if reasonably requested, up to and including the Expiration Date, as to the principal amount of the Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Issuer or any such other person or persons as the Issuer requests from time to time prior to the Expiration Date of such other information as they, it or he reasonably requests. Such cooperation shall include,


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without limitation, the granting by you to the Issuer and such persons as the
Issuer may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date, the Issuer shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Old Notes not tendered or Old Notes not accepted and deliver said list to the Issuer at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered and the aggregate principal amount of Old Notes accepted and deliver said list to the Issuer.

                  17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Issuer, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                  18. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuer.

                  19. For services rendered as Exchange Agent hereunder you shall be entitled to a fee of $2,500 and you shall be entitled to reimbursement of your expenses (including fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess $5,000) incurred in connection with the Exchange Offer.

                  20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent that they relate to your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with


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respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

                  21. Any corporation into which you, in your individual capacity, may be merged or converted or with which you may be consolidated or any corporation resulting from any merger, conversion or consolidation to which you, in your individual capacity, shall be a party or any corporation to which substantially all of your corporate trust business, in your individual capacity, may be transferred shall be the Exchange Agent under this Agreement without further act.

                  22. The Issuer agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Issuer shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Issuer be liable under this indemnity with respect to any claim against you unless the Issuer shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Issuer so elects, the Issuer shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuer shall assume the defense of any such suit, the Issuer shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Issuer shall retain counsel reasonably satisfactory to you to defend such


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suit. You shall not compromise or settle any such action or claim without the consent of the Issuer.

23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Issuer shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Issuer for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you and, provided, further, that if New Notes and/or substitute Old Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered in the Exchange Offer, or if tendered Old Notes are registered in the name of any person other than the person signing the applicable Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Old Notes to the Issuer or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder and will not be reimbursed to you by the Issuer. In no event, however, will the Exchange Agent be responsible for the payment of any applicable transfer tax imposed for any reason other than the exchange of Old Notes.

                  24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

                  26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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                  27. This Agreement shall not be deemed or construed to be
modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


                           If to the Issuer:

                           Global Health Sciences, Inc.
                           987 N. Enterprise Street
                           Orange, California  92867
                           Telephone:  (714) 633-2320
                           Facsimile:  (714) 771-7487
                           Attn:  Donald J. Lewis

                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Telephone:  (212) 310-8000
                           Facsimile:  (212) 310-8007
                           Attn:  Michael E. Lubowitz, Esq.

                            If to the Exchange Agent:

                           Chase Manhattan Bank and Trust Company
                           National Association
                           101 California Street, Suite 2725
                           San Francisco, California 94111-5830
                           Telephone:  (415) 954-9507
                           Facsimile:  (415) 693-8850
                           Attn:  James Nagy

                  29. Unless terminated earlier by the parties hereto, this Agreement shall terminate after all obligations of the parties hereunder shall be fulfilled. Notwithstanding the foregoing, Paragraphs 19 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuer any funds or property (including, without limitation, Letters of Transmittal and any other documents


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relating to the Exchange Offer) then held by you as Exchange Agent under this
Agreement except as provided in Section 18.

                  30. This Agreement shall be binding and effective as of the date hereof.

                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                             GLOBAL HEALTH SCIENCES, INC.



                                             By: -----------------------------
                                                 Name:
                                                 Title:


Accepted as the date
first above written:

CHASE MANHATTAN BANK AND TRUST COMPANY,
NATIONAL ASSOCIATION



By: ----------------------------------
    Name: James Nagy
    Title:


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